EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

Perficient, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions on February 21, 2017, proposing and declaring advisable that the Corporation's Certificate of Incorporation be amended as set forth on Exhibit A hereto (the "Amendment").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2017 Annual Meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the aforesaid Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF,  the Corporation has caused this certificate to be signed this 19th day of June, 2017.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

Exhibit A

Paragraph A of Article V of the certificate of incorporation is amended and restated in its entirety as follows:

The aggregate number of shares that the Corporation shall have authority to issue is 108,000,000 divided into (i) 100,000,000 shares of which shall be Common Stock, par value $0.001 per share and (ii) 8,000,000 of which shall be Preferred Stock, par value $0.001 per share.